                                                                    EXHIBIT 99.5

                              FINANCIAL STATEMENTS

     The information included in these quarterly financial statements has been prepared in conformity with the accounting principles and practices reflected in the financial statements of Viskase Holding Corporation and Subsidiaries that are included as an exhibit to the registration statement of which this Prospectus forms a part. These quarterly financial statements should be read in conjunction with the financial statements and the notes thereto of Viskase Holding Corporation and Subsidiaries. The accompanying financial information, which is unaudited, reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the periods presented.

     The condensed consolidated balance sheet as of December 29, 1994 was derived from the audited consolidated financial statements of Viskase Holding Corporation that are included as an exhibit to the registration statement of which this Prospectus forms a part.

     Reported quarterly results of operations are based in part on estimates which may be subject to year-end adjustments. In addition, these quarterly results of operations are not necessarily indicative of those expected for the year.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                         JUNE 29,    DECEMBER 29,
                                                                           1995          1994
                                                                         --------    ------------
                                                                              (IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash and equivalents................................................   $  3,778      $  6,201
  Receivables, net....................................................     52,434        46,834
  Receivables, affiliates.............................................     50,018        48,136
  Inventories.........................................................     54,386        43,725
  Other current assets................................................      7,562         6,515
                                                                         --------      --------
     Total current assets.............................................    168,178       151,411
Property, plant and equipment.........................................    149,493       138,030
  Less accumulated depreciation.......................................     15,422         8,967
                                                                         --------      --------
  Property, plant and equipment, net..................................    134,071       129,063
Deferred financing costs..............................................         37         1,081
Other assets..........................................................      1,455         1,424
Excess reorganization value...........................................     42,538        43,638
                                                                         --------      --------
                                                                         $346,279      $326,617
                                                                         ========      ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt including current portion of long-term debt.........   $  6,562      $  6,978
  Accounts payable....................................................     18,754        15,479
  Accounts payable, affiliates........................................     48,534        42,754
  Accrued liabilities.................................................     24,002        25,358
                                                                         --------      --------
     Total current liabilities........................................     97,852        90,569
Long-term debt........................................................      9,232        14,023
Accrued employee benefits.............................................      4,167         3,969
Deferred and noncurrent income taxes..................................     24,160        22,400
Other long-term liabilities (1).......................................     88,842        78,343
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value, 1,000 shares authorized; 100 shares
     issued and outstanding Paid in capital...........................     29,711        28,068
  Retained earnings...................................................     89,008        89,733
  Cumulative foreign currency translation adjustments.................      3,307          (488)
                                                                         --------      --------
     Total stockholders' equity.......................................    122,026       117,313
                                                                         --------      --------
                                                                         $346,279      $326,617
                                                                         ========      ========

-------------------------
(1) Includes intercompany loans and advances.

   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               THREE MONTHS    THREE MONTHS
                                                  ENDED           ENDED         SIX MONTHS       SIX MONTHS
                                                 JUNE 29,        JUNE 30,          ENDED            ENDED
                                                   1995            1994        JUNE 29, 1995    JUNE 30, 1994
                                               ------------    ------------    -------------    -------------
                                                         (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES
                                                                   AND PER SHARE AMOUNTS)
NET SALES....................................    $ 66,694        $ 51,534        $ 129,214        $ 101,885
  Patent infringement settlement income......                       9,457                             9,457
COSTS AND EXPENSES
  Cost of sales..............................      52,722          40,018          100,359           77,430
  Selling, general and administrative........       9,744           6,424           19,856           13,318
  Amortization of intangibles and excess
     reorganization value....................         838             779            1,682            1,558
                                                  -------         -------         --------         --------
OPERATING INCOME.............................       3,390          13,770            7,317           19,036
  Interest income............................           2              59               41              109
  Interest expense...........................          77             882              935            1,734
  Intercompany interest expense..............         591             865            1,429            1,980
  Management fees............................         189             240              481              475
  Other (income) expense, net................         687             425            2,291              980
                                                  -------         -------         --------         --------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM.........................       1,848          11,417            2,222           13,976
  Income tax provision (benefit).............       1,409           5,812            2,257            7,290
                                                  -------         -------         --------         --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......         439           5,605              (35)           6,686
  Extraordinary loss, net of tax.............         690                              690
                                                  -------         -------         --------         --------
NET INCOME (LOSS)............................    $   (251)       $  5,605        $    (725)       $   6,686
                                                  =======         =======         ========         ========
WEIGHTED AVERAGE COMMON SHARES...............         100             100              100              100
PER SHARE AMOUNTS:
  INCOME (LOSS) BEFORE EXTRAORDINARY ITEM....    $  4,390        $ 56,050        $    (350)       $  66,860
                                                  =======         =======         ========         ========
NET INCOME (LOSS)............................    $ (2,510)       $ 56,050        $  (7,250)       $  66,860
                                                  =======         =======         ========         ========

   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             SIX MONTHS ENDED
                                                                           --------------------
                                                                           JUNE 29,    JUNE 30,
                                                                             1995        1994
                                                                           --------    --------
                                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Income (loss) before extraordinary item...............................   $    (35)   $  6,686
  Extraordinary loss on debt extinguishment.............................        690
                                                                           --------    --------
  Net income (loss).....................................................       (725)      6,686
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Depreciation.....................................................      5,761       5,399
       Amortization of intangibles and excess reorganization value......      1,682       1,558
       Amortization of deferred financing fees and discount.............         94         101
       Increase (decrease) in deferred and noncurrent income taxes......        (89)         45
       Loss on debt extinguishment......................................      1,030
       (Gain) on sales of property, plant and equipment.................        (11)
       Changes in operating assets and liabilities:
          Accounts receivable...........................................     (3,138)     (3,680)
          Accounts receivable, affiliates...............................     (2,002)    (16,413)
          Inventories...................................................     (8,241)     (8,751)
          Other current assets..........................................       (700)       (305)
          Accounts payable and accrued liabilities......................       (605)      5,300
          Accounts payable, affiliates..................................      4,531      18,203
                                                                           --------    --------
       Total adjustments................................................     (1,688)      1,457
                                                                           --------    --------
          Net cash provided by (used in) operating activities...........     (2,413)      8,143
Cash flows from investing activities:
  Capital expenditures..................................................     (3,275)     (5,747)
  Proceeds from sale of property, plant and equipment...................         29
  Purchase of minority interest in subsidiary...........................                 (4,200)
                                                                           --------    --------
          Net cash (used in) investing activities.......................     (3,246)     (9,947)
Cash flows from financing activities:
  Proceeds from revolving loan and long-term borrowings.................     42,053       8,138
  Deferred financing costs..............................................                    (53)
  Repayment of revolving loan and long-term borrowings..................    (48,641)     (2,945)
  Increase (decrease) in Envirodyne loan and advances...................     10,499      (3,187)
                                                                           --------    --------
          Net cash provided by financing activities.....................      3,911       1,953
Effect of currency exchange rate changes on cash........................       (675)       (526)
                                                                           --------    --------
Net increase (decrease) in cash and equivalents.........................     (2,423)       (377)
Cash and equivalents at beginning of period.............................      6,201       6,170
                                                                           --------    --------
Cash and equivalents at end of period...................................   $  3,778    $  5,793
                                                                           ========    ========
-----------------------------------------------------------------------------------------------
Supplemental cash flow information:
  Interest paid.........................................................   $    987    $    992
  Income taxes paid.....................................................   $  3,536    $  1,316

   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  INVENTORIES, (DOLLARS IN THOUSANDS)

     Inventories consisted of:

                                                                          JUNE 29,    DECEMBER 29,
                                                                            1995          1994
                                                                          --------    ------------
Raw materials..........................................................   $  8,229      $  5,778
Work in process........................................................     18,686        13,975
Finished products......................................................     27,471        23,972
                                                                           -------       -------
                                                                          $ 54,386      $ 43,725
                                                                           =======       =======

2.  CONTINGENCIES, (DOLLARS IN THOUSANDS)

     The Company and its subsidiaries are involved in various legal proceedings arising out of its business and other environmental matters, none of which is expected to have a material adverse effect upon its results of operations, cash flows or financial position.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Viskase Holding Corporation

     We have audited the consolidated financial statements and the financial statement schedules of Viskase Holding Corporation and Subsidiaries. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, on December 31, 1993, Envirodyne Industries, Inc. and its domestic subsidiaries completed a comprehensive financial restructuring through the implementation of reorganization under Chapter 11 of the United States Bankruptcy Code and applied fresh start reporting.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viskase Holding Corporation and Subsidiaries as of December 29, 1994 and December 31, 1993, and the consolidated results of their operations and their cash flows for the period January 1 to December 29, 1994 (Post-consummation) and January 1 to December 31, 1993 and December 27, 1991 to December 31, 1992 (Pre-consummation), in conformity with generally accepted accounting principles. In addition, in our opinion the schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.

Chicago, Illinois
March 15, 1995
(except with respect to the matters
discussed in Note 15, as to which the
date is July 19, 1995)

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 29,    DECEMBER 29,
                                                                           1994            1993
                                                                       ------------    ------------
                                                                              (IN THOUSANDS)
                                              ASSETS
Current assets:
  Cash and equivalents..............................................     $  6,201        $  6,170
  Receivables, net..................................................       46,834          34,663
  Receivables, affiliates...........................................       48,136          30,316
  Inventories.......................................................       43,725          32,301
  Other current assets..............................................        6,515           4,743
                                                                         --------        --------
     Total current assets...........................................      151,411         108,193
Property, plant and equipment.......................................      138,030         107,557
  Less accumulated depreciation.....................................        8,967
                                                                         --------        --------
  Property, plant and equipment, net................................      129,063         107,557
Deferred financing costs............................................        1,081              73
Other assets........................................................        1,424             252
Excess reorganization value.........................................       43,638          46,750
                                                                         --------        --------
                                                                         $326,617        $262,825
                                                                         ========        ========
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt including current portion of long-term debt.......     $  6,978        $  2,105
  Accounts payable..................................................       15,479          12,615
  Accounts payable, affiliates......................................       42,754          12,108
  Accrued liabilities...............................................       25,358          17,059
                                                                         --------        --------
     Total current liabilities......................................       90,569          43,887
Long-term debt......................................................       14,023          15,824
Accrued employee benefits...........................................        3,969           2,713
Deferred and noncurrent income taxes................................       22,400          18,828
Minority interest in consolidated subsidiary........................                        3,933
Other long-term liabilities(1)......................................       78,343          94,954
Commitments and contingencies.......................................
Stockholder's equity:
  Common stock, $1.00 par value, 1,000 shares authorized; 100 shares issued and outstanding.........................................
  Paid in capital...................................................       28,068           7,291
  Retained earnings.................................................       89,733          79,795
  Cumulative foreign currency translation adjustments...............         (488)         (4,400)
                                                                         --------        --------
     Total stockholder's equity.....................................      117,313          82,686
                                                                         --------        --------
                                                                         $326,617        $262,825
                                                                         ========        ========

-------------------------
(1) Includes intercompany loans and advances.

   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             52 WEEKS        52 WEEKS        52 WEEKS
                                                            JANUARY 1,      JANUARY 1,     DECEMBER 27,
                                                                TO              TO           1991 TO
                                                           DECEMBER 29,    DECEMBER 31,    DECEMBER 31,
                                                               1994            1993            1992
                                                           ------------    ------------    ------------
                                                            (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES
                                                                      AND PER SHARE AMOUNTS)
NET SALES...............................................     $220,787        $195,291        $192,425
  Patent infringement settlement income.................        9,457
COSTS AND EXPENSES
  Cost of sales.........................................      165,877         151,694         141,925
  Selling, general and administrative...................       30,668          25,171          25,654
  Amortization of intangibles and excess reorganization
     value..............................................        3,346           2,541           2,328
                                                             --------        --------        --------
OPERATING INCOME........................................       30,353          15,885          22,518
  Interest income.......................................          248             910
  Interest expense......................................        3,453           6,213           7,007
  Intercompany interest expense.........................        3,861           6,084           5,838
  Management fees.......................................          856             852             871
  Other expense (income), net...........................        2,518           1,723           5,320
  Minority interest in loss of subsidiary...............           50             717
                                                             --------        --------        --------
INCOME BEFORE INCOME TAXES..............................       19,963           2,640           3,482
  Income tax provision (benefit)........................       10,025           2,645           2,590
                                                             --------        --------        --------
NET INCOME (LOSS).......................................     $  9,938        $     (5)       $    892
                                                             ========        ========        ========
WEIGHTED AVERAGE COMMON SHARES..........................          100             100             100
                                                             ========        ========        ========
PER SHARE AMOUNTS:
  NET INCOME (LOSS).....................................     $ 99,380        $    (50)       $  8,920
                                                             ========        ========        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                              CUMULATIVE
                                                                                FOREIGN
                                                                               CURRENCY          TOTAL
                                            COMMON     PAID IN    RETAINED    TRANSLATION    STOCKHOLDER'S
                                             STOCK     CAPITAL    EARNINGS    ADJUSTMENTS       EQUITY
                                            -------    -------    --------    -----------    -------------
                                                                    (IN THOUSANDS)
Balance December 26, 1991................   $          $          $ 95,235      $ 3,890        $  99,125
Net income...............................                              892                           892
Translation adjustments..................                                        (6,246)          (6,246)
                                            -------    -------    --------      -------         --------
Balance December 31, 1992................                           96,127       (2,356)          93,771
Net (loss)...............................                               (5)                           (5)
Capital contributions....................                4,295                                     4,295
Fresh start revaluation adjustments......                2,996                                     2,996
Translation adjustments..................                                        (2,044)          (2,044)
Elimination of Viskase Holding
  Corporation accumulated earnings.......                          (16,327)                      (16,327)
                                            -------    -------    --------      -------         --------
Balance December 31, 1993................              $ 7,291    $ 79,795      $(4,400)       $  82,686
Net income...............................                            9,938                         9,938
Capital contributions....................               16,056                                    16,056
Fresh start revaluation adjustments......                4,721                                     4,721
Translation adjustments..................                                         3,912            3,912
                                            -------    -------    --------      -------         --------
Balance December 29, 1994................   $          $28,068    $ 89,733      $  (488)       $ 117,313
                                            =======    =======    ========      =======         ========

     Due to the implementation of the Plan of Reorganization and Fresh Start Reporting, the stockholder's equity at and subsequent to December 31, 1993 is not comparable to the prior years. (Refer to Note 1 of Notes to Consolidated Financial Statements.)

   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   JANUARY 1,      JANUARY 1,     DECEMBER 27,
                                                                       TO              TO           1991 TO
                                                                  DECEMBER 29,    DECEMBER 31,    DECEMBER 31,
                                                                      1994            1993            1992
                                                                  ------------    ------------    ------------
                                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)............................................     $  9,938        $     (5)       $    892
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation...............................................        9,018          11,024          10,018
    Amortization of intangibles and excess reorganization
      value....................................................        3,346           2,541           2,328
    Amortization of deferred financing fees and discount.......          210             935             299
    Increase (decrease) in deferred and noncurrent income
      taxes....................................................          128          (1,436)            174
    Foreign currency transaction loss (gain)...................                          (68)          1,820
    Loss (gain) on sales of property, plant and equipment......           32             424             898
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable...............       (9,076)         (3,055)         (2,201)
      Decrease (increase) in accounts receivable, affiliates...      (18,214)          9,373           2,221
      Decrease (increase) in inventories.......................       (8,895)         (1,467)            (93)
      Decrease (increase) in other current assets..............       (1,462)           (461)            219
      Increase (decrease) in accounts payable and accrued
         liabilities...........................................        8,314           3,219           1,178
      Increase (decrease) in accounts payable, affiliates......       21,739          13,359           2,532
      Other....................................................          288            (908)            390
                                                                     -------         -------         -------
    Total adjustments..........................................        5,428          33,480          19,783
                                                                     -------         -------         -------
      Net cash provided by operating activities................       15,366          33,475          20,675
Cash flows from investing activities:
  Capital expenditures.........................................      (10,880)        (13,484)         (8,166)
  Proceeds from sale of property, plant and equipment..........          120             120             173
  Investments and advances to affiliated companies.............                                       (4,990)
  Purchase of minority interest in subsidiary..................       (4,200)
                                                                     -------         -------         -------
      Net cash (used in) investing activities..................      (14,960)        (13,364)        (12,983)
Cash flows from financing activities:
  Proceeds from revolving loan and long-term borrowings........       10,068           6,003               3
  Deferred financing costs.....................................                       (1,120)
  Repayment of revolving loan and long-term borrowings.........       (9,112)        (30,938)         (7,135)
  Increase (decrease) in Envirodyne loan and advances..........         (555)         (1,628)          3,204
                                                                     -------         -------         -------
      Net cash provided by (used in) financing activities......          401         (27,683)         (3,928)
Effect of currency exchange rate changes on cash...............         (776)           (316)            847
                                                                     -------         -------         -------
Net increase (decrease) in cash and equivalents................           31          (7,888)          4,611
Cash and equivalents at beginning of period....................        6,170          14,058           9,447
                                                                     -------         -------         -------
Cash and equivalents at end of period..........................     $  6,201        $  6,170        $ 14,058
                                                                     =======         =======         =======
--------------------------------------------------------------------------------------------------------------
Supplemental cash flow information:
  Interest paid................................................     $  1,808        $  4,403        $  6,278
  Income taxes paid............................................     $  3,548        $  1,063        $  3,131

Supplemental schedule of noncash investing and financing activities:

FISCAL 1993

     Viskase Holding Corporation's capital increased by $4.3 million due to the forgiveness of an Envirodyne loan.

     Viskase Holding Corporation contributed capital consisting of $160 thousand of equipment to Viskase Brasil Embalagens LTDA.

FISCAL 1994

     Viskase S.A. and its subsidiary Viskase Canada Inc.'s capital increased by $16 million due to the forgiveness of an Envirodyne loan.

     Viskase Corporation transferred equipment totaling $1.5 million, $174 thousand, and $2.1 million to Viskase S.A., Viskase de Mexico S.A. de C.V., and Viskase Brasil Embalagens LTDA, respectively.

   The accompanying notes are an integral part of the consolidated financial statements.

                  VISKASE HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     Viskase Holding Corporation is a wholly owned subsidiary of Viskase Corporation. Viskase Corporation, in turn, is a wholly owned subsidiary of Envirodyne Industries, Inc. Viskase Holding Corporation serves as the direct or indirect parent company for the majority of Viskase Corporation's non-domestic operations. These subsidiaries are as follows:

       NAME OF SUBSIDIARY               PARENT OF SUBSIDIARY         COUNTRY OF BUSINESS
--------------------------------    -----------------------------    -------------------
Viskase Brasil Embagens LTDA.       Viskase Holding Corporation      Brazil
Viskase Australia Limited           Viskase Holding Corporation      Australia
Viskase de Mexico S.A. de C.V.      Viskase Holding Corporation      Mexico
Viskase S.A.                        Viskase Holding Corporation      France
Viskase Gmbh                        Viskase S.A.                     Germany
Viskase SPA                         Viskase S.A.                     Italy
Viskase Canada Inc.                 Viskase S.A.                     Canada
Viskase ZAO                         Viskase S.A.                     Russia
Viskase Holdings Limited            Viskase S.A.                     United Kingdom
Filmco International Limited        Viskase Holdings Limited         United Kingdom
Viskase Limited                     Viskase Holdings Limited         United Kingdom
Viskase (UK) Limited                Viskase Limited                  United Kingdom
Envirodyne S.A.R.L.                 Viskase (UK) Limited             France

     Viskase Holding Corporation conducts its operations through its subsidiaries and, for the most part, has no assets or liabilities other than its investments, accounts receivable and payable with affiliates, and intercompany loan and advances.

     On January 6, 1993, a group of bondholders filed an involuntary petition for reorganization of Envirodyne Industries, Inc. under Chapter 11 of the U.S. Bankruptcy Code. On January 7, 1993, several of the subsidiaries of Envirodyne Industries, Inc., including Viskase Holding Corporation, each filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the Bankruptcy Court). None of the subsidiaries of Viskase Holding Corporation entered into Chapter 11. On December 17, 1993, the Bankruptcy Court confirmed the First Amended Joint Plan of Reorganization as twice modified (Plan of Reorganization) with respect to Envirodyne Industries, Inc. (Envirodyne) and certain of its subsidiaries, including Viskase Holding Corporation. The Plan of Reorganization was consummated and Envirodyne and certain of its subsidiaries emerged from Chapter 11 on December 31, 1993 (Effective Date). For accounting purposes, the Plan of Reorganization was deemed to be effective as of December 31, 1993.

     The Company accounted for the reorganization using the principles of fresh start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Accordingly, all assets and liabilities have been restated to reflect their reorganization value, which approximates fair value.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

     Effective in 1990 Envirodyne Industries, Inc. adopted a 52/53 week fiscal year ending on the last Thursday of December. Viskase Holding Corporation's 1993 financial statements include December 31, 1993 in order to present the effect of the consummation of the Plan of Reorganization.

(B) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements reflect the accounts of Viskase Holding Corporation and its subsidiaries. All significant intercompany transactions and balances between and among Viskase Holding Corporation and its subsidiaries have been eliminated in the consolidation.

(C) CASH EQUIVALENTS, (DOLLARS IN THOUSANDS)

     For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents include $821 and $1,757 of short-term investments at December 29, 1994 and December 31, 1993, respectively.

(D) INVENTORIES

     Inventories, primarily foreign, are valued at the lower of first-in, first-out (FIFO) cost or market.

(E) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 32 years. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Effective December 31, 1993 and in conjunction with the Fresh Start Reporting, property, plant and equipment was reported at the estimated fair value.

(F) DEFERRED FINANCING COSTS

     Deferred financing costs are amortized on a straight-line basis over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

(G) EXCESS REORGANIZATION VALUE AND EXCESS INVESTMENT OVER NET ASSETS ACQUIRED, NET

     Excess reorganization value is amortized on the straight-line method over 15 years.

     Cost in excess of net assets acquired, net was amortized on a straight-line method over 40 years in fiscal years 1993 and 1992.

     The Company continues to evaluate the recoverability of excess reorganization value based on operating performance and undiscounted cash flows of the operating business units. Impairment will be recognized when the expected undiscounted future operating cash flows derived from such intangible is less than its carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the intangible's fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least on a quarterly basis.

(H) PENSIONS

     The Company's operations in Europe have defined benefit retirement plans covering substantially all salaried and full time hourly employees. Pension cost is computed using the projected unit credit method.

     The Company's funding policy is consistent with funding requirements of the applicable foreign laws and regulations.

(I) POSTEMPLOYMENT BENEFITS

     Effective December 31, 1993 and in conjunction with the Fresh Start Reporting, the Company adopted SFAS No. 112 "Employers Accounting for Postemployment Benefits." The impact of adopting SFAS No. 112 was not material.

(J) INCOME TAXES

     Income taxes were accounted for in accordance with SFAS No. 109 for the years ended December 29, 1994 and December 31, 1993.

(K) NET INCOME (LOSS) PER SHARE

     Net income (loss) per share of common stock is based upon the weighted average number of shares of common stock outstanding during the year.

(L) REVENUE RECOGNITION

     Sales to customers are recorded at the time of shipment net of discounts and allowances.

(M) FOREIGN CURRENCY CONTRACTS

     The Company maintains a hedging program to partially hedge its forecasted foreign currency revenue cash flows. The hedging program principally addresses revenue cash flows within its European operations. The foreign exchange contracts are denominated predominantly in the major European currencies and have varying maturities up to eighteen months. The effect of this practice is to minimize the effect of foreign exchange rate movements on the Company's operating results. The Company's hedging activities do not subject the Company to additional exchange rate risk because gains and losses on these contracts offset losses and gains on the transactions being hedged. The cash flows from forward contracts accounted for as hedges of identifiable transactions or events are classified consistent with the cash flows from the transactions or events being hedged.

3.  RECEIVABLES, (DOLLARS IN THOUSANDS)

     Receivables consisted primarily of trade accounts receivable and were net of allowances for doubtful accounts of $1,364 and $1,867 at December 29, 1994, and at December 31, 1993, respectively.

4.  INVENTORIES, (DOLLARS IN THOUSANDS)

     Inventories consisted of:

                                                              DECEMBER 29,     DECEMBER 31,
                                                                  1994             1993
                                                              ------------     ------------
        Raw materials......................................     $  5,778         $  4,037
        Work in process....................................       13,975            9,138
        Finished products..................................       23,972           19,126
                                                                 -------          -------
                                                                $ 43,725         $ 32,301
                                                                 =======          =======

     Inventories were net of reserves for obsolete and slow moving inventory of $1,686 and $1,466 at December 29, 1994 and December 31, 1993, respectively.

5.  PROPERTY, PLANT AND EQUIPMENT, (DOLLARS IN THOUSANDS)

                                                              DECEMBER 29,     DECEMBER 31,
                                                                  1994             1993
                                                              ------------     ------------
        Property, plant and equipment:
          Land and improvements............................     $  4,982         $  4,596
          Buildings and improvements.......................       28,588           22,041
          Machinery and equipment..........................      103,293           76,721
          Construction in progress.........................        1,167            4,199
                                                                --------         --------
                                                                $138,030         $107,557
                                                                ========         ========

     Maintenance and repairs charged to costs and expenses for 1994, 1993, and 1992 aggregated $10,748, $9,782 and $10,097, respectively. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 32 years.

6.  ACCRUED LIABILITIES, (DOLLARS IN THOUSANDS)

     Accrued liabilities were comprised of:

                                                             DECEMBER 29,      DECEMBER 31,
                                                                 1994              1993
                                                             ------------      ------------
        Compensation and employee benefits................     $ 10,408          $  7,560
        Taxes, other than on income.......................        2,006             1,249
        Accrued volume and sales discounts................        5,445             4,301
        Other.............................................        7,499             3,949
                                                                -------           -------
                                                               $ 25,358          $ 17,059
                                                                =======           =======

7. DEBT OBLIGATIONS, (DOLLARS IN THOUSANDS)

     As described in Note 1, Chapter 11 Reorganization Proceedings, Envirodyne and certain of its domestic Subsidiaries (including Viskase Holding Corporation) emerged from Chapter 11 on December 31, 1993.

     In connection with the consummation of the Plan of Reorganization, Envirodyne and certain of its subsidiaries entered into a Credit Agreement dated December 31, 1993 (Credit Agreement) with the lenders party thereto and with Bank of America Illinois (formerly Continental Bank N.A.), Citibank International PLC and Citicorp North America, Inc., as agents for the Lenders. The Credit Agreement provides a $30,000 amortizing multicurrency revolving credit facility (which includes a $3,000 multicurrency letter of credit facility) to Viskase S.A. The commitment under the amortizing multicurrency revolver was $27,800 at December 29, 1994.

     Availability of funds under the multicurrency revolver is subject to a borrowing base measured by certain assets of Envirodyne and its subsidiaries. The available borrowing capacity under the multicurrency revolving credit facility was approximately $24 million at December 29, 1994.

     The multicurrency revolving credit facility permits borrowings in U.S. Dollars, German Marks, French Francs or Pounds Sterling at an interest rate per annum equal to the applicable Eurocurrency rate plus 2.75%, subject to step downs of up to 0.5% if Envirodyne meets certain debt and interest coverage tests. The multicurrency revolving credit facility expires on December 31, 1999 and the commitments thereunder are subject to mandatory quarterly reductions as follows:

                                                            QUARTERLY         TOTAL REPAYMENT
        CALENDAR YEAR                                    REPAYMENT AMOUNT    FOR CALENDAR YEAR
        ----------------------------------------------   ----------------    -----------------
        1995..........................................        $  500              $ 2,000
        1996..........................................           950                3,800
        1997..........................................         1,075                4,300
        1998..........................................         1,150                4,600
        1999..........................................           775                3,100

     There is a commitment fee of 0.5% per annum on the unused portion of the multicurrency revolving credit facility. The multicurrency letter of credit facility expires December 16, 1999, with fees on the outstanding amount of the multicurrency letters of credit of 0.25% per annum to the issuers and 2.5% per annum to the multicurrency Lenders, subject to step downs of up to 0.5% if the Company meets certain debt and interest coverage tests.

     The Viskase Limited term facility is with a foreign financial institution. The term facility, which is collateralized by substantially all of the assets of Viskase Limited, bears a variable interest rate and is payable in 16 equal semiannual installments that began in December 1992.

     Outstanding short-term and long-term debt consisted of:

                                                                 DECEMBER 29,    DECEMBER 31,
                                                                     1994            1993
                                                                 ------------    ------------
        Short-term debt and current maturity of long-term
          debt:
          Current maturity of Viskase Limited Term Loan
             (5.9%)...........................................     $  1,882        $  1,679
          Other...............................................        5,096             426
                                                                    -------         -------
          Total short-term debt...............................     $  6,978        $  2,105
                                                                    =======         =======
        Long-term debt:
          Bank Credit Agreement:
             Multicurrency Loan due 1999 (8.9%)...............        4,924           5,999
          Viskase Limited Term Loan (5.9%)....................        8,466           9,233
          Other...............................................          633             592
                                                                    -------         -------
          Total long-term debt................................     $ 14,023        $ 15,824
                                                                    =======         =======

     The weighted average interest rate on short-term borrowings in 1994 was 5.93%.

     The fair value of the Company's debt obligation is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for the debt of the same remaining maturities. At December 29, 1994, the fair value of debt obligations approximated their carrying value.

     Aggregate maturities of remaining long-term debt for each of the next five fiscal years are:

                                                                                TOTAL
                                                                                ------
        1995.................................................................   $2,077
        1996.................................................................    2,077
        1997.................................................................    2,076
        1998.................................................................    2,077
        1999.................................................................    1,881

8.  OPERATING LEASES, (DOLLARS IN THOUSANDS)

     The Company has operating lease agreements for machinery, equipment and facilities. The majority of the facilities leases require the Company to pay maintenance, insurance and real estate taxes.

     Future minimum lease payments for operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 29, 1994, are:

        1995.................................................................   $1,842
        1996.................................................................    1,333
        1997.................................................................      282
        1998.................................................................      182
        1999.................................................................      160
        Total thereafter.....................................................
                                                                                ------
        Total minimum lease payments.........................................   $3,799
                                                                                ======

     Total rent expense during 1994, 1993 and 1992 amounted to $2,350, $2,140 and $2,456, respectively.

9.  RETIREMENT PLANS, (DOLLARS IN THOUSANDS)

     The Company maintains various pension and statutory separation pay plans for its European employees. The expense for these plans in 1994, 1993 and 1992 was $1,043, $864 and $515, respectively. As of their most recent valuation dates, in plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans' assets by approximately $1,902; conversely, plan assets exceeded the vested benefits in certain other plans by approximately $1,708.

     The Company's postretirement benefits are not material.

10.  CONTINGENCIES, (DOLLARS IN THOUSANDS)

     The Company and its subsidiaries are involved in various legal proceedings arising out of its business and other environmental matters, none of which is expected to have a material adverse effect upon its results of operations, cash flows or financial position.

11.  INCOME TAXES, (DOLLARS IN THOUSANDS)

     The provision (benefit) for income taxes consisted of:

                                                  JANUARY 1,       JANUARY 1,      DECEMBER 27,
                                                      TO               TO            1991 TO
                                                 DECEMBER 29,     DECEMBER 31,     DECEMBER 31,
                                                     1994             1993             1992
                                                 ------------     ------------     ------------
        Current:
          Federal.............................     $  4,479         $  1,368          $1,181
          Foreign.............................        4,652            2,453             994
          State and local.....................          766              258             241
                                                    -------           ------          ------
                                                      9,897            4,079           2,416
                                                    -------           ------          ------
        Deferred:
          Federal.............................          128           (1,434)            174
          Foreign.............................
          State and local.....................          128           (1,434)            174
                                                    -------           ------          ------
                                                   $ 10,025         $  2,645          $2,590
                                                    =======           ======          ======

     A reconciliation from the statutory federal tax rate to the consolidated effective tax rate follows:

                                                          JANUARY 1,       JANUARY 1,      DECEMBER 27,
                                                              TO               TO            1991 TO
                                                         DECEMBER 29,     DECEMBER 31,     DECEMBER 31,
                                                             1994             1993             1992
                                                         ------------     ------------     ------------
Statutory federal tax rate............................       35.0%             35.0%           34.0%
Increase (decrease) in tax rate due to:
  State and local taxes net of related federal tax
     benefit..........................................        2.5               6.4             4.6
  Net effect of taxes relating to foreign
     operations.......................................       11.1              35.0            32.3
  Other...............................................        1.6              23.8             3.5
                                                             ----             -----            ----
Consolidated effective tax rate.......................       50.2%            100.2%           74.4%
                                                             ====             =====            ====

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1994 are as follows:

                                                 TEMPORARY DIFFERENCE                  TAX EFFECTED
                                             -----------------------------     -----------------------------
                                             DEFERRED TAX     DEFERRED TAX     DEFERRED TAX     DEFERRED TAX
                                                ASSETS        LIABILITIES         ASSETS        LIABILITIES
                                             ------------     ------------     ------------     ------------
Depreciation basis differences............                      $ 70,635                          $ 23,456
Pension and healthcare....................                           643                               214
Other accruals, reserves, and other.......      $5,348             1,407          $1,779               509
                                                ------           -------          ------           -------
                                                $5,348          $ 72,685          $1,779          $ 24,179
                                                ======           =======          ======           =======

     At December 29, 1994, the Company had $11,066 of undistributed earnings of foreign subsidiaries considered permanently invested for which deferred taxes have not been provided.

     Domestic earnings or (losses) after extraordinary gain or loss and before income taxes were approximately $12,634, $2,369 and $3,359 in 1994, 1993 and 1992, respectively. Foreign earnings or (losses) before income taxes were approximately $7,329, $271 and $123 in 1994, 1993 and 1992, respectively.

12.  RESEARCH AND DEVELOPMENT COSTS, (DOLLARS IN THOUSANDS)

     Research and development costs are expensed as incurred and totaled $1,562, $1,180 and $482, for 1994, 1993, and 1992, respectively.

13.  RELATED PARTY TRANSACTIONS, (DOLLARS IN THOUSANDS)

INTERCOMPANY LOANS AND ADVANCES:

                                                                 DECEMBER 29,    DECEMBER 31,
                                                                     1994            1993
                                                                 ------------    ------------
        Viskase S.A. promissory note due to Envirodyne........     $ 35,249        $ 45,236
        Accrued interest on Viskase S.A. promissory note......        1,688           5,645
        Viskase United Kingdom Limited promissory note due to
          Envirodyne, including accrued interest..............        2,919           2,719
        Advances:
          Envirodyne to Viskase S.A. .........................                        2,868
          Viskase Corporation to Viskase Holding
             Corporation......................................       38,010          38,010
          Other...............................................          477             476
                                                                    -------         -------
                                                                   $ 78,343        $ 94,954
                                                                    =======         =======

     The Viskase S.A. promissory note due to Envirodyne is payable on demand and bears interest at a rate of 10.00%. Interest is payable semiannually on June 30 and December 31. During 1993, the Viskase S.A.

promissory note bore interest at a rate of 12.88%. Interest for the fiscal year is payable annually in arrears on March 31.

     The $2.5 million Viskase United Kingdom Limited promissory note due to Envirodyne is payable on demand and bears interest at a rate of 8.00%.

     The Viskase Corporation advance to Viskase Holding Corporation is payable on demand.

LICENSE AGREEMENTS

     Viskase Holding Corporation has been granted the right to license Viskase Corporation's patents and technology pursuant to a license agreement between Viskase Corporation and Viskase Holding Corporation.

INTERCOMPANY TRANSACTIONS:

     In 1994, 1993 and 1992, the Company paid $756, $752 and $771, respectively, to Viskase Corporation for management services. During each of 1994, 1993 and 1992, the Company accrued $100 payable to Envirodyne for management services.

     During 1994, 1993 and 1992, the Company purchased semi-finished and finished inventory from Viskase Sales Corporation in the amount of $23,114, $15,439 and $16,408, respectively. In addition, during 1994, 1993 and 1992, the Company had sales of inventory to Viskase Sales Corporation in the amount of $5,632, $1,338 and $1,379, respectively.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying value and estimated fair value as of December 29, 1994 of the Company's financial instruments. (Refer to Notes 2 and 7.)

                                                                      CARRYING    ESTIMATED
                                                                       VALUE      FAIR VALUE
                                                                      --------    ----------
        Assets:
          Cash and equivalents.....................................   $  6,201     $  6,201
          Foreign currency contracts...............................      4,614        4,649
        Liabilities:
          Long-term debt...........................................     21,001       21,001

15.  SUBSEQUENT EVENT, (DOLLARS IN THOUSANDS)

     On June 20, 1995, Envirodyne completed the sale of $160,000 aggregate principal amount of senior secured notes to certain institutional investors in a private placement. The senior secured notes were issued pursuant to an indenture dated June 20, 1995 (Indenture) and consist of (i) $151,500 of 12% Senior Secured Notes due 2000 and (ii) $8,500 of Floating Rate Senior Secured Notes due 2000 (collectively, the Notes). Envirodyne used the net proceeds of the offering primarily to (i) repay the Company's $86,125 domestic term loan, (ii) repay the $68,316 of obligations under the Company's domestic and foreign revolver and
(iii) pay transaction fees and expenses. Concurrently with the June 20, 1995 placement, Envirodyne entered into a new $20,000 domestic revolving credit facility (Revolving Credit Facility) and a new $28,000 letter of credit facility (Letter of Credit Facility).

     The $151,500 tranche of Notes bear interest at a rate of 12% per annum and the $8,500 tranche bears interest at a rate equal to the six month London Interbank Offered Rate (LIBOR) plus 575 basis points. The initial interest rate on the floating rate tranche was approximately 11.7%. The interest rate on the floating rate tranche is reset semi-annually on June 15 and December 15. Interest on the Notes is payable each June 15 and December 15, commencing December 15, 1995.

     On June 15, 1999, $80,000 of the aggregate principal amount of the Notes is subject to a mandatory redemption. The remaining principal amount outstanding will mature on June 15, 2000.

     In the event Envirodyne has Excess Cash Flow (as defined) in excess of $5,000 in any fiscal year, beginning with fiscal 1995, Envirodyne will be required to make an offer to purchase Notes together with any borrowed money obligations outstanding under the Revolving Credit Facility, on a pro rata basis, in an amount equal to the Excess Cash Flow at a purchase price of 100% plus any accrued interest to the date of purchase.

     The Notes are redeemable, in whole or from time to time in part, at Envirodyne's option, at the greater of (i) the outstanding principal amount or
(ii) the present value of the expected future cash flows from the Notes discounted at a rate equal to the Treasury Note yield corresponding closest to the remaining average life of the Notes at the time of prepayment plus 100 basis points; plus accrued interest thereon to the date of purchase.

     Upon the occurrence of a Change in Control (which includes the acquisition by any person of more than 50% of Envirodyne's Common Stock), each holder of the Notes has the right to require the Company to repurchase such holder's Notes at a price equal to the greater of (i) the outstanding principal amount or (ii) the present value of the expected cash flows from the Notes discounted at a rate equal to the Treasury Note yield corresponding closest to the remaining average life of the Notes at the time of prepayment plus 100 basis points; plus accrued interest thereon to the date of purchase.

     The Indenture contains covenants with respect to Envirodyne and its subsidiaries limiting (subject to a number of important qualifications), among other things, (i) the ability to pay dividends or redeem or repurchase common stock, (ii) the incurrence of indebtedness, (iii) the creation of liens, (iv) certain affiliate transactions and (v) the ability to consolidate with or merge into another entity and to dispose of assets.